Prospectus Supplement #3 (to prospectus dated July 1, 2002)	Filed pursuant to Rule 424(b)(3) Registration No. 333-87090

EMULEX CORPORATION

1.75% Convertible Subordinated Notes Due February 1, 2007 and
Shares of Common Stock Issuable Upon Conversion of the Notes

     This prospectus supplement relates to the resale by the holders of our 1.75% convertible subordinated notes due February 1, 2007 and the shares of our common stock issuable upon the conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus dated July 1, 2002, which is to be delivered with this prospectus supplement.

     The information in the table appearing under the heading “Selling Holders” in the prospectus is amended by the addition of the information appearing in the table below:

	Principal			Shares of
	Amount of			Common
	Notes	Shares of	Shares of	Stock
	Beneficially	Common Stock	Common	Owned After
	Owned	Owned Prior to	Stock That	Completion
	That May	the	May Be	of the
Name of Beneficial Owner	Be Offered	Offering(1)(2)	Offered (2)	Offering

BNP Paribas Securities Corp. as agent for BNP Paribas London	$5,000,000	92,867	92,867	—

(1)	Includes common stock into which the notes are convertible.

(2)	Assumes a conversion rate of $53.84 per share and a cash payment in lieu of any fractional interest.

     Investing in our notes and common stock involves risks. Prospective purchasers of our notes and shares of common stock should carefully read the risk factors beginning on page 3 of the prospectus and the sections entitled “Risk Factors” in the documents we file with the Securities and Exchange Commission.

     Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 8, 2002.